EXHIBIT 23.2



                                 August 10, 1995



Enron Oil & Gas Company
1400 Smith Street
Houston, Texas 77002

Gentlemen:

     DeGolyer and MacNaughton hereby consents to the incorporation by reference in the Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about August 15, 1995, of the references to our firm and to the opinions delivered to Enron Oil & Gas Company (Company) relating to the comparison of estimates prepared by DeGolyer and MacNaughton to those furnished by the Company of proved oil, condensate, natural gas liquids, and natural gas reserves of certain selected properties owned by the Company. The opinions are contained in DeGolyer and MacNaughton's letter reports dated January 20, 1993,
January 27, 1994, and January 13, 1995, for estimates as of January 1, 1993, January 1, 1994, and January 1, 1995, respectively, which are included in the section "Supplemental Information to Consolidated Financial Statements - Oil & Gas Producing Activities" in the Company's Annual Report on Form 10-K for the year ended December 31, 1994. DeGolyer and MacNaughton also consents to the incorporation by reference in the Registration Statement on Form S-8 of its letter report dated January 13, 1995, addressed to the Company, which is included as Exhibit 23.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

                                            Very truly yours,


                                          /s/ DeGolyer and MacNaughton
                                            DeGOLYER and MacNAUGHTON